THE MARCUS CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS
Marcus Theatres® reports strong fourth quarter; Full year results for Marcus Hotels increase significantly

Milwaukee, Wis., July 21, 2011….. The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended May 26, 2011. The company reported a strong fourth quarter due to increased revenues and operating income from Marcus Theatres.  For the full year, Marcus Hotels and Resorts achieved significant improvement in revenues and operating income, while Marcus Theatres performed below last year’s record results.

Fourth Quarter Fiscal 2011 Highlights
•	Total revenues for the fourth quarter of fiscal 2011 were $92,316,000, a 3.6% increase from revenues of $89,106,000 for the fourth quarter of fiscal 2010.
•	Operating income was $8,576,000 for the fourth quarter of fiscal 2011, an 18.8% increase from operating income of $7,217,000 for the same period in the prior year.
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Net earnings were $3,483,000, or $0.12 per diluted common share, for the fourth quarter of fiscal 2011, a 15.0% increase from net earnings of $3,029,000, or $0.10 per diluted common share, for the fourth quarter of fiscal 2010.

Full Year Fiscal 2011 Highlights
•	Total revenues for fiscal 2011 were $377,004,000, compared to revenues of $379,069,000 for fiscal 2010.
•	Operating income was $33,497,000 for fiscal 2011, compared to operating income of $36,203,000 for fiscal 2010.
•	Net earnings were $13,558,000, or $0.46 per diluted common share, for fiscal 2011, compared to earnings of $16,115,000, or $0.54 per diluted common share for fiscal 2010.
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Fiscal 2011 results were unfavorably impacted by unusual items totaling approximately $1.8 million, or $0.04 per diluted common share, related to an adverse legal judgment concerning the company’s Las Vegas property and a change in an interest income estimate.  The company is currently appealing the legal judgment.

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“We are pleased with our fourth quarter results, particularly the double-digit increases in operating income and net earnings.  Marcus Theatres bounced back from a very disappointing third quarter that was the primary contributor to the division’s reduced revenues and operating income for the full year.  Marcus Hotels and Resorts achieved significant increases in revenues and operating income for fiscal 2011 as the lodging industry continues to recover from a very difficult past two years,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres
“While fiscal 2011 was a challenging year for Marcus Theatres, we ended the year with an excellent fourth quarter.  After a very weak film slate over the typically busy holiday season and a difficult comparison to the prior year which included the record-breaking performance of Avatar, strong box office performance in April and May enabled us to finish the year on a high note,” said Marcus.

“The top-performing films for Marcus Theatres for the fourth quarter of fiscal 2011 were Fast Five, Thor (3D), Rio (3D) and Hop, with Pirates of the Caribbean: On Stranger Tides (3D) opening strong at the end of the quarter.  For the full year, the top films were Toy Story 3 (3D), Harry Potter and the Deathly Hallows: Part 1, The Twilight Saga: Eclipse and Inception,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“Thus far, the summer box office is running ahead of this time last year, thanks to the record-breaking opening weekend of Harry Potter and the Deathly Hallows: Part 2.  With a number of highly anticipated films in the pipeline for the remainder of July and August, the rest of the summer looks promising. Other potential hits in the coming weeks include Captain America (3D), Friends With Benefits, The Smurfs (3D), Cowboys & Aliens, Crazy, Stupid, Love and Rise of the Planet of the Apes,” said Olson.

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In June, Marcus Theatres announced a large-scale digital cinema rollout that will result in the installation of digital cinema at approximately 630 first-run screens at 47 company-owned locations, with completion scheduled by the end of the calendar year.  “Digital cinema will enhance the movie-going experience with brighter and better focused images and a consistently clear and steady picture, and will also provide opportunities to expand alternate programming and increase the number of 3D screens in our circuit.  In addition to our investments in digital cinema, we also continue to expand our food and beverage offerings.  During the fourth quarter, we transformed two additional auditoriums at our Majestic Cinema in Brookfield, Wis. to our Big Screen Bistro full-service in-theatre dining concept and plan to add additional food and beverage enhancements to selected theatres in fiscal 2012,” added Olson.

Marcus Hotels and Resorts
“Revenues for Marcus Hotels and Resorts increased 9.6% and operating income was up 370% for the year.  The flat fourth quarter was due to a difficult comparison against an exceptionally strong fourth quarter last year driven in large part by very strong group business from a one-time event at one of our hotels.  Revenue per available room (RevPAR) increased 10.4% for the year, once again outperforming our peer group according to information provided by Smith Travel Research.  Fourth quarter RevPAR was up 1.0%,” said Marcus.

“Our average daily rate increased 3% in the fourth quarter. This was our second consecutive quarter of increased rates – a good sign of the continued improvement in the lodging industry.  Our traditionally strong summer season is off to a good start and we continue to be encouraged by the upward trends in the industry,” said Bill Otto, president of Marcus Hotels and Resorts.

“During fiscal 2011, we focused on developing the infrastructure we need to step-up our growth.  We continue to look for growth opportunities that leverage the complete portfolio of services we can bring to hotel owners and developers across the country.  We have a strong and experienced management team, established operating systems, successful brands and in-house expertise in human resources, legal, accounting and IT.  Together these capabilities differentiate us in the marketplace and provide the framework for expansion,” said Otto.

Summary
“Our financial strength continues to be a hallmark of The Marcus Corporation.  We ended the fiscal year with a debt-to-total-capitalization ratio of 39% and we currently have approximately $129 million available under our existing credit lines.  We are exploring opportunities to invest this capital in new projects that further expand our business and will add long-term shareholder value.  We are encouraged by the continued improvement of Marcus Hotels and Resorts and the potential for a stronger year for Marcus Theatres,” said Marcus.

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Conference Call and Webcast
Marcus Corporation management will host a conference call today, July 21, 2011, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the fourth quarter results.  Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-857-350-1587 and entering the passcode 12851343.  Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for telephone replay through Thursday, July 28, 2011 by dialing 1-888-286-8010 and entering the passcode 16615715.  The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation
Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets.  The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 684 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio.  The company’s lodging division, Marcus® Hotels and Resorts, owns or manages 18 hotels, resorts and other properties in nine states.  For more information, please visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	May 26,	May 27	May 26,	May 27,
	2011	2010	2011	2010

Revenues:
Theatre admissions	$31,485	$30,866	$132,543	$142,675
Rooms	21,079	20,841	85,306	77,512
Theatre concessions	16,240	14,588	64,275	67,837
Food and beverage	12,174	11,631	49,880	44,992
Other revenues	11,338	11,180	45,000	46,053
Total revenues	92,316	89,106	377,004	379,069

Costs and expenses:
Theatre operations	26,612	26,918	113,391	121,631
Rooms	8,305	8,021	33,103	30,987
Theatre concessions	3,919	3,649	15,817	16,924
Food and beverage	9,524	9,068	38,140	35,645
Advertising and marketing	4,921	5,117	20,666	19,643
Administrative	9,488	9,077	38,681	36,836
Depreciation and amortization	8,377	8,208	33,523	32,312
Rent	2,076	2,243	8,328	7,895
Property taxes	2,905	3,335	12,882	13,469
Other operating expenses	7,613	6,253	28,976	24,949
Impairment charge	-	-	-	2,575
Total costs and expenses	83,740	81,889	343,507	342,866

Operating income	8,576	7,217	33,497	36,203

Other income (expense):
Investment income (loss)	168	171	(365)	607
Interest expense	(2,540)	(2,812)	(10,362)	(11,235)
Gain (loss) on disposition of property, equipment and other assets	(516)	63	(1,502)	(25)
Equity earnings (losses) from unconsolidated joint ventures, net	(130)	(225)	545	(337)
	(3,018)	(2,803)	(11,684)	(10,990)

Earnings before income taxes	5,558	4,414	21,813	25,213
Income taxes	2,075	1,385	8,255	9,098
Net earnings	$3,483	$3,029	$13,558	$16,115

Net earnings per common share - diluted:	$0.12	$0.10	$0.46	$0.54

Weighted-average shares outstanding - diluted	29,674	29,953	29,657	29,910

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	May 26,	May 27,
	2011	2010

Assets:
Cash and cash equivalents	$3,580	$4,897
Restricted cash	5,310	4,235
Accounts and notes receivable	8,083	9,323
Refundable income taxes	2,629	6,820
Deferred income taxes	2,512	2,708
Other current assets	9,790	7,310
Property and equipment, net	577,697	585,989
Other assets	84,845	83,129

Total Assets	$694,446	$704,411

Liabilities and Shareholders' Equity:
Accounts and notes payable	$20,942	$19,206
Taxes other than income taxes	12,240	12,589
Other current liabilities	29,670	29,571
Current maturities of long-term debt	17,770	39,610
Long-term debt	197,232	196,833
Deferred income taxes	44,125	39,180
Deferred compensation and other	32,987	31,626
Shareholders' equity	339,480	335,796

Total Liabilities and Shareholders' Equity	$694,446	$704,411

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended May 26, 2011
Revenues	$50,447	$41,611	$258	$92,316
Operating income (loss)	9,911	1,320	(2,655)	8,576
Depreciation and amortization	4,243	4,002	132	8,377

13 Weeks Ended May 27, 2010
Revenues	$48,702	$40,113	$291	$89,106
Operating income (loss)	8,296	1,349	(2,428)	7,217
Depreciation and amortization	4,223	3,847	138	8,208

52 Weeks Ended May 26, 2011
Revenues	$207,349	$168,727	$928	$377,004
Operating income (loss)	37,300	6,753	(10,556)	33,497
Depreciation and amortization	17,066	15,921	536	33,523

52 Weeks Ended May 27, 2010
Revenues	$224,102	$153,935	$1,032	$379,069
Operating income (loss)	44,741	1,438	(9,976)	36,203
Depreciation and amortization	16,701	15,042	569	32,312

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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